Exhibit j(1)


CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into Post-Effective Amendment No. 10 to the Registration Statement on Form N-1A of Fidelity Revere Street Trust: Fidelity Securities Lending Cash Central Fund (formerly known as Central Cash Collateral Fund), Fidelity Cash Central Fund (formerly known as Taxable Central Cash
Fund), and Fidelity Municipal Cash Central Fund (formerly known as Municipal Central Cash Fund) of our reports dated June 30, 2000 on the financial statements and financial highlights included in the May 31, 2000 Annual Reports to Shareholders of the above referenced funds.

We further consent to the references to our Firm under the heading "Auditor" in Part B of the Registration Statement of Fidelity Revere Street Trust: Fidelity Securities Lending Cash Central Fund, Fidelity Cash Central Fund, and Fidelity Municipal Cash Central Fund.


 /s/PricewaterhouseCoopers LLP
 PricewaterhouseCoopers LLP

Boston, Massachusetts
July 14, 2000